AN OFFERING CIRCULAR PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING CIRCULAR FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING CIRCULAR IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

OFFERING CIRCULAR

DATED: May 21, 2020

SOLUTIONS VENDING INTERNATIONAL, INC.

997 N Fourth Street

Columbus, OH. 43201

www.popcom.shop

Up to 9,090,909 shares of our Class A Common Stock (the “Class A Shares”), par value $0.0001 per share, at a price of $0.55 per share (the “Offering”). The minimum investment is $250.25 (455 Class A Shares). Includes up to 909,090 shares eligible to be issued as bonus shares; see “Plan of Distribution.”

SEE “SECURITIES BEING

OFFERED” AT PAGE 33

Solutions Vending International, Inc. is offering a maximum of 9,090,909 Class A Shares on a “best efforts” basis without a minimum investment target. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is three years from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by us in our sole discretion. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us. Following the Offering, the Company shall be subject to the reporting requirements pursuant to Rule 257(b).

Certain shareholders of StartEngine Crowdfunding, Inc. (“StartEngine CF”), an affiliate of StartEngine Primary, LLC (“StartEngine Primary”) referred to as OWNers, will receive 11 shares for every 10 shares they purchase in the Offering and thus pay an effective price of $0.50 per share, a discount of over 9%. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share. To be eligible for the bonus, an investor must have subscribed for StartEngine CF shares within the last 12 months prior to investing in this offering, and must continue to hold a minimum number of StartEngine CF shares. StartEngine CF will determine whether an investor qualifies as an OWNer. We will absorb the cost of the issuance of the issuance of the bonus shares; to the extent any are issued, it will reduce the proceeds that we will receive. No consideration was paid by either StartEngine CF or us for participation in the OWNers’ bonus program.

Subscription amounts shall be held in escrow by Prime Trust, our escrow agent, until the applicable closing.

We are engaging in a concurrent offering under Regulation CF to sell Class A Shares at $0.55 per share, which will result in dilution of your investment. See- Risk Factors - Terms of our concurrent Regulation CF Offering will, and terms of subsequent financings may, adversely impact your investment.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

	Price to Public	Broker-Dealer discount and commissions (1)	Proceeds to issuer (2)
Per share:	$0.55	$0.02200	$0.5280
Total Maximum:	$4,999,999.95	$200,000	$4,800,000

(1)

The company has engaged StartEngine Primary member FINRA/SIPC, to server as its underwriter in this offering, and its affiliate StartEngine CF, to perform administrative and technology-related functions in connection with this offering. The company will pay a cash commission of 4% to StartEngine Primary on sales of securities into states in which it is registered. In addition, each investor shall pay a cash commission to StartEngine Primary on sales of securities into states in which it is registered, which is not reflected in the table, equal to the lesser of 2% of the amount invested and $300. The table above does not reflect the cash commissions to be paid by the investors. The company will also pay an advance of $10,000 to StartEngine Primary for due diligence and conducting a compliance review of the company’s offering.   See “Plan of Distribution” on page 16 for details regarding the compensation payable to third-parties in connection with this offering.

(2)	The company estimates that the minimum amount of professional fees directly related to the offering that we will pay will be approximately $100,000 regardless of the number of shares that are sold in this offering. Additional expenses will be incurred for state notice filing fees and EDGARization costs. In the event that the maximum offering amount is sold, the company anticipates the total offering expenses will be approximately $377,750, which includes the commission payable to StartEngine Primary.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

There is currently no trading market for our Class A Shares.

The Class A Shares have no voting rights.

These are speculative securities. Investing in our Class A Shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 3.

Sales of these securities will commence within two (2) days of the qualification of this Offering.

The Company shall file periodic reports as required pursuant to Rule 257(b).

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We are following the “Offering Circular”-format of disclosure under Regulation A.

In this offering circular (this “Offering Circular”), the terms “PopCom,” “Company,” “us” and “we,” refer to Solutions Vending International, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE DO NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

The Summary highlights information contained elsewhere in this Offering Circular, and does not contain all the information that you should consider in making your investment decision. Before investing in our Class A Shares, you should carefully read this entire Offering Circular, including our financial statements and related notes. You should consider among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

We have developed a proprietary kiosk and an accompanying software platform, that allows brands and retailers to, among other things, sell and/or dispense their products and track and improve revenue through, such features as demographic ad targeting, advanced payment features, inventory management, and sales tracking and data analytics. We use computer vision, facial recognition, and machine learning to collect customer data at the point of sale or order, including customer age, gender, emotion and engagement. In addition to selling our kiosks to brands and retailors and licensing our software platform on a subscription basis, we intend to license our proprietary API to third party kiosk and vending machine manufacturers to incorporate the functionality of our software into their existing and new machines. Our mission is to equip entrepreneurs and brands with technology solutions that allow rapid retail expansion, incredible customer experiences, and powerful sales data. See “Our Business.”

The Offering

We are offering up to 9,090,909 Class A Shares for $0.55 per share. The minimum investment is $250.25 (455 Class A Shares).

Rights and Preferences of the Class A Shares

The holders of Class A Shares and Class B Common Stock (“Class B Shares,” and sometimes together with the Class A Shares, the “Common Stock”), will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds, however, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future. In the event of our voluntary or involuntary liquidation, dissolution or winding up, our merger or consolidation which results in a change of control, or a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by us of all or substantially all of our assets, then subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future, the resulting consideration shall be distributed among the holders of shares of Common Stock, regardless of class, pro rata based on the number of shares of Common Stock held by each holder.

The Class A Shares have no voting rights. As of the date of this Offering Circular, Dawn Dickson, our Chief Executive Officer, Chief Financial Officer, Secretary and a director, beneficially owns 20,000,000 Class B Shares, which are held by Dawn Dickson Living Trust, for which Ms. Dickson serves as the sole trustee. Such Class B Shares constitute 100% of our voting power. See “Risk Factors – Our CEO controls all of our voting shares.”

RISK FACTORS

Investing in our Class A Shares involves risk. In evaluating us and an investment in our Class A Shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect our business, operating results or financial condition, as well as adversely affect the value of an investment in our Class A Shares. The following is a summary of the risk factors that we currently believe make this Offering speculative or substantially risky. We are still subject to all the same risks faced by all companies in our industry, and to which all such companies in the economy are exposed. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

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Risks Related to Our Business.

Our financial statements include a going concern note.

Our auditor has issued a “going concern” opinion on our financial statements, which means that the auditor is not sure if we will be able to succeed as a business without additional financing.

To date, we have not generated any revenues from our principal operations and have sustained losses since inception. Because losses will continue until such time that we can complete development of and begin selling our kiosks, and because we have no committed source of financing, we rely on financing to support our operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued.

Throughout 2020, we intend to fund our operations through the sale of our securities to third parties and related parties. If we cannot raise additional capital, we may consume all the cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to us. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned operations, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

We depend on certain key personnel and must attract and retain additional talent.

Our future success depends on the efforts of key personnel and consultants, especially our Chief Executive Officer, Chief Financial Officer, Secretary and director, Dawn Dickson, and our ability to attract and retain additional talent. There can be no assurance that we can attract and retain key personnel and consultants that we will require to successfully grow our business.

Risks of borrowing.

We may have to seek loans from financial institutions. Typical loan agreements might contain restrictive covenants which may impair our operating flexibility. A default under any loan agreement could result in a charging order that would have a material adverse effect on our business, results of operations or financial condition.

Our intellectual property could be unenforceable or ineffective.

One of our most valuable assets is our intellectual property. In addition to holding a trademark, we have one pending design patent application (hardware) and one pending utility patent application (software), and plan to explore other opportunities to patent parts of our core technology; however, such patents may never be issued or certain claims may be rejected or may need to be narrowed, which may limit the protection we are attempting to obtain. In addition, companies, organizations, or individuals, including competitors, may hold or obtain patents, trademarks, or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, develop, sell, or market our kiosks and/or the underlying software and the PopCom API, which would make it more difficult for us to operate our business. These third parties may have applied for, been granted, or obtained patents that relate to intellectual property, which competes with our intellectual property or technology. This may require us to develop or obtain alternative technology, or obtain appropriate licenses under these patents, which may not be available on acceptable terms or at all. Such a circumstance may result in us having to significantly increase development efforts and resources to redesign our technology in order to safeguard our competitive edge against competitors. There is a risk that our means of protecting our intellectual property rights may not be adequate, and weaknesses or failures in this area could adversely affect our business or reputation, financial condition, and/or operating results.

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From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to cease deploying our kiosks or the PopCom API, pay substantial damages, seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all, and/or establish and maintain alternative branding for our business. We may also need to file lawsuits to protect our intellectual property rights from infringement from third parties, which could be expensive, time consuming, and distract management’s attention from our core operations.

We have a limited operating history and have yet to earn a profit or any significant operating revenue, which makes it difficult to accurately evaluate our business prospects.

We have limited assets, a limited operating history, and no operating revenue to date.  We are still working on developing various features of our kiosks and the PopCom API. Thus, our proposed business is subject to all the risks inherent in new business ventures. The likelihood of success must be considered in light of the expenses, complications, and delays frequently encountered with the start-up of new businesses and the competitive environment in which start-up companies operate.

We may not successfully launch our kiosks and the Popcom API, and even if successfully launched, we may not be able to successfully maintain our kiosks or the Popcom API.

We view the commercial distribution of our kiosks and the licensing of the Popcom API as key commercial milestones. While the design files for our kiosks have been completed and the fully functional hardware prototype was completed in late 2019, there may be delays and/or we may not successfully manufacture or sell our kiosks, or license the Popcom API. Even if our kiosks are successfully launched and the Popcom API is successfully licensed, they may not meet investor or marketplace expectations. Furthermore, despite good faith efforts to commercialize and further develop our kiosks and the Popcom API, they may experience malfunctions or otherwise fail to be adequately developed or maintained, which may negatively impact us.

Product improvements.

In order to compete, we need to rapidly make updates to and enhance our product offerings as the market demands. The development of such updates and enhancements to our products will require capital funding, expertise of management and time and effort in order to be successful. It is possible that any future updates or enhancements may never be developed or released. Even if successfully developed and released, such updates or enhancements may not be successful and may not result in an increase in revenue.

We depend on technology and advanced information systems, which may fail or be subject to disruption.

Our software applications, and other interfaces or applications built upon our platform are still unproven, and there are no assurances that our kiosks and the software on which they rely will be uninterrupted or fully secure, or that users will be willing to access, adopt, and use our kiosks or the PopCom API. Further, our software systems may be the target of malicious attacks seeking to identify and exploit weaknesses in our kiosks, the PopCom API or the underlying software. Cyber-attacks may target vendors, customers or other third parties, or the communication infrastructure on which they depend. Despite good faith efforts by us to mitigate the risks associated with cyber-attacks through various security protocols, an attack or a breach of security could result in a loss and theft of private data, violation of applicable privacy and other laws, significant legal and financial exposure, damage to reputation, and a loss of confidence in security measures, any of which could have a materially adverse effect on our business.

The integrity, reliability, and operational performance of our information technology (“IT”) infrastructure are critical to our operations. Our IT infrastructure may be damaged or interrupted by increases in usage, human error, unauthorized access, natural hazards or disasters, or similarly disruptive events. Furthermore, our systems may be unable to support a significant increase in traffic or increase in user numbers, whether as a result of organic or inorganic growth of the business. While we have taken several measures to safeguard against a failure of our IT infrastructure, including utilizing Amazon Web Services (“AWS”) and physical hard drives as backup systems and storing source code in Github repositories, any failure of our IT infrastructure, or the telecommunications and/or other third-party infrastructure on which such infrastructure relies, could lead to significant costs and disruptions that could reduce revenue, damage our reputation, and have a materially adverse effect on our operations, financial performance, and prospects.

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We intend to institute business continuity procedures and security measures to protect against network or IT failure or disruption. However, these procedures and measures may not be effective against all forms of disruptions and may not ensure that we are able to carry on our business. Should these measures and protections fail to operate as intended or at all, they may not prevent a material disruption to our operations, and the consequence of such would have a materially adverse effect on our financial performance and prospects.

We do not guarantee that the use of applications and systems designed for system security will effectively counter evolving security risks or address the security concerns of existing and potential users. Any failures in our security measures could have a materially adverse effect on our business, financial condition, and results of operations. In addition, our controls may not be effective in detecting or preventing any intrusion or other security breaches, or safeguarding against sabotage, hackers, viruses, and other forms of cybercrime. Any failure in these protections could harm our reputation and have a materially adverse effect on our operations, financial performance, and prospects.

We will store investor, customer and vendor personal and other sensitive information/digital data. Any accidental or willful security breaches or other unauthorized access could cause the theft and criminal use of this data and/or theft and criminal use of our information. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation, and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party obtains unauthorized access to any of our investor, customer or vendor data, our relationships with our investors, customers, vendors, and/or other third parties will be severely damaged, and we could incur significant liability.

Since techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and any third-party hosting facility that we may use, may be unable to anticipate these techniques or to implement adequate preventative measures.

We will store personally identifiable information of consumers which is subject to vast regulation.

Despite that the current version of our software captures and stores only limited demographic information about consumers, such as gender, age, emotion and engagement, we may be or become subject to federal, state, provincial and foreign laws regarding privacy and protection of data. Some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. Evolving regulations regarding personal data and personal information, in the European Union and elsewhere, including, but not limited to, the General Data Protection Regulation, which we refer to as GDPR, the California Consumer Privacy Act of 2018 and similar privacy laws in other states and jurisdictions, may limit or inhibit our ability to operate or expand our business. Such laws and regulations require or may require us to implement privacy and security policies, permit consumers to access, correct or delete personal information stored or maintained by us, inform individuals of security incidents that affect their personal information, and, in some cases, obtain consent to use personal information for specified purposes. Such laws and regulations could restrict our ability and our customers’ ability to collect and use personal information, which may reduce demand for our solutions.

Changing industry standards and industry self-regulation regarding the collection, use and disclosure of data may have similar effects. Existing and future privacy and data protection laws and increasing sensitivity of consumers to unauthorized disclosures and use of personal information may also negatively affect the public’s perception of our kiosks and software. If our solutions are perceived to cause, or are otherwise unfavorably associated with, invasions of privacy, whether or not illegal, we or our customers may be subject to public criticism.

Any failure on our part to comply with applicable privacy and data protection laws, regulations, policies and standards or any inability to adequately address privacy concerns associated with our solutions, even if unfounded, could subject us to liability, damage our reputation, impair our sales and harm our business. Furthermore, the costs of compliance with, and other burdens imposed by, such laws, regulations, policies and standards may result in a decrease in our profitability and/or limit adoption of and demand for our products.

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We may experience significant delays or other complications in manufacturing kiosks, which could harm our brand, business, prospects, financial condition and operating results.

We may experience significant delays or other complications in bringing to market our kiosks. We will rely on third party contract manufacturers to produce our kiosks, and have not yet entered into a manufacturing agreement. Any significant delays or other complications in securing a third party manufacturer, or manufacturing our kiosks, including, but not limited to, complications associated with production or supply chain, or regulatory approvals, could materially damage our brand, business, prospects, financial condition and operating results.

If we are unable to address the service requirements of our future customers our business will be materially and adversely affected.

If we are unable to successfully address the service requirements of our future customers, our business and prospects will be materially and adversely affected. We anticipate the level and quality of the service we provide our customers will have a direct impact on the success of our kiosks and the PopCom API. If we are unable to satisfactorily service our customers, our ability to generate customer loyalty, grow our business, sell our kiosks and license our PopCom API, could be impaired.

If we are unable to adequately control the costs associated with operating our business, our business, financial condition, operating results and prospects will suffer.

If we are unable to maintain a sufficiently low level of costs for manufacturing, marketing, selling and distributing and servicing our kiosks and software applications, relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted. We will incur significant costs related to compensating our personnel and consultants. Many of the factors that impact our operating costs are beyond our control. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, business and prospects will be harmed.

If our kiosks, the PopCom API or the underlying software, fail to perform as expected, we may have to recall our products and our ability to develop, market and sell our kiosks and license our PopCom API, could be harmed.

Our kiosks and third party kiosks retrofitted with our technology, may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair, and our software may not perform as expected. While we intend to perform extensive internal testing, we will have a limited frame of reference by which to evaluate the performance of our kiosks, the PopCom API and the underlying software. There can be no assurances that we will not be required to recall kiosks in the future. There can be no assurance that we will be able to detect and fix any defects in our kiosks, the PopCom API or the underlying software, prior to their sale or license. Any product defects or any other failure of our kiosks, the PopCom API or the underlying software to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims,, and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

Failure to comply with applicable laws.

While our customers, and not us, will dispense and sell products from our kiosks, laws may exist in certain states or other jurisdictions, or may be passed, that prohibit the sale of all or certain Regulated Products through vending machines and kiosks. It is possible that Federal or state legislation could be enacted in the future that would prohibit the dispensing of certain Regulated Products through automated vending machines, and if such legislation were enacted, it could cause revenues to decline or our inability to grow revenues as we anticipate. In addition, the laws of foreign jurisdictions could prohibit the dispensing of certain Regulated Products through automated vending machines. Management has not fully analyzed the applicable laws of all jurisdictions and cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can the they determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Failure to obtain permitting for the sale of Regulated Products.

Our business plan includes using our software to manage customer data securely, and enabling the compliant sale of regulated cannabis, pharmaceuticals, tobacco, gaming, alcohol or other regulated products (“Regulated Products”) from a vending machine or kiosk. Assuming applicable laws permit the dispensing of such regulated products through vending machines and kiosks, we and/or our retailer and brand customers, may need to obtain permits from the jurisdictions in which such regulated products are dispensed. If we and/or our retailer and brand customers are not able to obtain or maintain such permits, such customers would be unable to dispense such Regulated Products in those jurisdictions, which, in turn, could negatively impact our business, operations and financial condition.

Errors in dispensing Regulated Products to minors.

Our retail and brand customers which dispense Regulated Products that require age verification, will be relying on our software to verify the age of the consumer. Products which require age verification include, among other things, alcoholic beverages, tobacco and cannabis products and lottery tickets. If there are any defects in our age verification software or our hardware, that result in the improper dispensing of Regulated Products to minors, the same could result in us or our retail customers being deemed to have violated applicable laws, which in either case, could result in regulatory investigations, lawsuits against us, civil penalties, fines and injunctions from the continued operation of our kiosks. Any of the foregoing, could have a material adverse effect on our business, operations and financial condition, as well as our reputation.

Errors in dispensing prescription medications.

To the extent our kiosks are used to dispense prescription medications, our customers will be relying on our software to verify the identity and eligibility of the consumers seeking to obtain such prescription mediciations through our kiosks. They will also be relying on our hardware and software to dispense the proper medications. If there are errors in our software or hardware that result in the improper dispensing of prescription medications, the same could cause injury or death to the recipient of such prescription medication and could result in us or our retail customers being deemed to have violated applicable laws, which in either case, could result in regulatory investigations, lawsuits against us by injured consumers or our retail partners, civil penalties, fines and injunctions from the continued operation of our kiosks. Any of the foregoing, could have a material adverse effect on our business, operations and financial condition, as well as our reputation.

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Specific risks related to cannabis.

The Federal Controlled Substances Act (the “CSA”) classifies cannabis as a Schedule I controlled substance and makes cannabis use and possession illegal on a national level. The United States Supreme Court has ruled that the Federal Government has the right to regulate and criminalize cannabis, even for medical purposes, and thus Federal law criminalizing the use of cannabis remains in effect notwithstanding state laws that legalize its use. However, the Obama Administration effectively stated that it was not an efficient use of resources to direct Federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical and recreational cannabis. Yet, there is no guarantee that the Trump Administration or future administrations will not change Department of Justice (“DOJ”) policy regarding the low-priority enforcement of Federal drug laws in states where cannabis has been legalized. Any such change in the Federal Government’s enforcement of Federal laws could cause significant financial damage to us. Since Federal law criminalizing the use of cannabis preempts state laws that legalize its use, strict enforcement of Federal law regarding cannabis would likely result in our inability to proceed with our business plan with respect to selling our kiosks or licensing our software to retailer and brand customers who intend to dispense cannabis products.

In addition, while our customers, and not us, will dispense products from our kiosks, if our customers dispense cannabis we could be deemed to be involved in, or aiding and abetting, the sale and/or distribution of cannabis in violation of the CSA and other laws. Adverse actions taken by the federal government may lead to delays in that aspect of our business operations, disruptions to our revenue streams, losses of substantial assets and potentially substantial litigation expenses.

It is possible that Federal, state or foreign legislation could be enacted in the future that would prohibit us from participating in the cannabis industry, and if such legislation were enacted, it could cause revenues to decline or our inability to grow revenues as we anticipate. Management cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can the they determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

The regulatory regime governing blockchain technologies, digital assets, and coin offerings is uncertain, and new regulations or policies may materially adversely affect us.

In connection with our initial Regulation CF Offering of Class A Shares, we agreed that if developed, we will issue the investors in such offering, point-of-purchase tokens (“XPOP Tokens”), which are contemplated to be a utility token used to settle transactions fees within the blockchain ecosystem we plan to develop, associated with energy consumption on the PopCom Platform between retailers, regulators, researchers, consumers and us. We have not commenced and may never commence developing XPOP Tokens due to various reasons, including, but not limited to, the evolving nature of our business model and regulatory uncertainty. In addition, we will likely only commence development and distribution of XPOP Tokens if we determine that they can be designed to serve their intended purpose, without being characterized as securities. If we develop and issue XPOP Tokens, failure by us or the holders of XPOP Tokens, to comply with any laws, rules and regulations, some of which may not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines on us.

The regulation of blockchain technologies, including XPOP Tokens, if developed and issued, token offerings, digital assets and blockchain technologies, currently is undeveloped and likely to rapidly evolve, varies significantly among international, federal, state and local jurisdictions and is subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future, adopt laws, regulations, guidance, or other actions, related to token offerings and digital assets.

As blockchain networks and blockchain assets have grown in popularity and in market size, federal and state agencies have begun to take interest in, and in some cases, regulate, their use and operation. In the case of virtual currencies, state regulators like the New York Department of Financial Services have created new regulatory frameworks. Others, as in Texas, have published guidance on how their existing regulatory regimes apply to virtual currencies. Some states, like New Hampshire, North Carolina, and Washington, have amended their state’s statutes to include virtual currencies into existing licensing regimes. Treatment of virtual currencies continues to evolve under federal law as well. The Department of the Treasury, the Securities Exchange Commission, and the Commodity Futures Trading Commission (“CFTC”), for example, have published guidance on the treatment of virtual currencies. The IRS released guidance treating virtual currency as property that is not currency for US federal income tax purposes, although there is no indication yet whether other courts or federal or state regulators will follow this classification. Both federal and state agencies have instituted enforcement actions against those violating their interpretation of existing laws.

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Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services.  In December 2019, a novel strain of coronavirus, COVID-19, was reported in Wuhan, China. The World Health Organization has since declared the outbreak to constitute a pandemic. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers and our sales cycles, impact on our customer, employee or industry events, and effect on our vendors, all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain. Due to our subscription-based business model, the effect of COVID-19 may not be fully reflected in our results of operations until future periods, if at all.  If the COVID-19 outbreak continues to spread, we may need to limit operations or implement limitations, including work from home policies. There is a risk that other countries or regions may be less effective at containing COVID-19, or it may be more difficult to contain if the outbreak reaches a larger population or broader geography, in which case the risks described herein could be elevated significantly.

Risks Related to the Offering of our Shares.

This Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

We are offering Class A Shares in the amount of up to $4,999,999.95 in this Offering, but may sell much less. The Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

If we cannot raise sufficient funds, we may not succeed.

Even if the maximum amount is raised in this Offering, we may need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons outside our control, such as another significant downturn in the economy, we may not survive.

Our concurrent Regulation CF Offering will, and terms of subsequent financings may, adversely impact your investment.

We are engaging in a concurrent offering under Regulation CF to sell Class A Shares at $0.55 per share, which will result in dilution of your investment. In addition, Even if we are successful in this Offering and our concurrent offering, we may need to engage in common equity, debt or preferred stock financings in the future. Your rights and the value of your investment in the Class A Shares could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of Class A Shares. In addition, if we need to raise more equity capital from the sale of equity securities, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment.

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Certain investors are entitled to pay a lower price for our Class A Shares.

We are offering our Class A Shares at $0.55. As described in “Plan of Distribution -- Discounted Price for StartEngine Shareholders,” certain shareholders of StartEngine Crowdfunding, Inc. (“StartEngine OWNers”) will be entitled to pay $0.495 for their Class A Shares. The purchase of Class A Shares by any StartEngine OWNers, will have the effect of immediately diluting the holdings of non-OWNers in this Offering.

Because no public trading market for our Class A Shares currently exists, it will be difficult for you to sell your Class A Shares and, if you are able to sell your Class A Shares, you may have to sell them at a substantial discount to the price you paid for the Class A Shares.

There is no public market for our Class A Shares. Until our Class A Shares are listed on an exchange, if ever, you may not sell your Class A Shares unless the buyer meets the applicable suitability and minimum purchase standards. Therefore, it will be difficult for you to sell your Class A Shares promptly or at all. If you are able to sell your Class A Shares, you may have to sell them at a substantial discount to the price you paid for the Class A Shares.

Investors in our Class A Shares have no voting rights.

Subject to applicable law and, except as mentioned in our organizational documents, the holders of Class A Shares have no voting rights, management or control rights or influence or vote on any corporate matters, and the voting stockholders and directors may take actions of which a majority of the holders of Class A Shares disapprove. In assessing the risks and rewards of an investment in the Class A Shares, investors must be aware that they are relying solely on the good faith, judgment, and ability of our directors, officers, employees and holders of our voting shares, to make appropriate decisions in respect to our management, and the holders of Class A Shares will be subject to the decisions of our directors, officers, employees and holders of our voting shares.

Our CEO beneficially owns all of our voting shares.

As of the date of this Offering Circular, Dawn Dickson, our Chief Executive Officer, Chief Financial Officer, Secretary and a director, beneficially owns 20,000,000 Class B Shares, which are held by Dawn Dickson Living Trust, for which Ms. Dickson serves as the sole trustee. Such Class B Shares constitute 100% of our voting power. Therefore, Ms. Dickson is able control our management and affairs and most matters requiring stockholder approval, including, but not limited to, the election of directors and approval of significant corporate transactions. This concentration of ownership and voting power may have the effect of delaying or preventing a change in control, which may not be in the best interest of our other stockholders.

Management discretion as to use of proceeds.

Our success will be substantially dependent upon the discretion and judgment of our management team with respect to the application and allocation of the proceeds of this Offering. The use of proceeds described herein is an estimate based on our current business plan. We, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

The subscription agreement includes an exclusive venue provision.

Our subscription agreement includes a forum selection provision that requires any claim against us based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of Ohio. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims, as investors may be compelled to travel to Ohio to prosecute or defend any claims involving us.

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Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these agreements.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement. By signing this agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the subscription agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against us in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of Class A Shares or by us of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Our Class A Shares may become subject to registration under the Exchange Act.

Companies with total assets above $10 million and more than 2,000 holders of record of its equity securities, or 500 holders of record of its equity securities who are not accredited investors, at the end of their fiscal year, must register that class of equity securities with the SEC under the Exchange Act. There are currently over 2,000 holders of our Class A Shares. If and when we are deemed to have assets above $10 million, we could be required to register our Class A Shares with the SEC under the Exchange Act, which would be a laborious and expensive process. In addition, if such registration takes place, we will have materially higher compliance and reporting costs going forward.

Foreign securities laws.

Prior to accepting any subscriptions from residents of foreign jurisdictions, we intend to consult with local counsel to ensure we accept any such subscription in compliance with local law. If, however, we accept any subscriptions and fail to comply with local law, it may subject us to regulatory actions in such foreign jurisdictions.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares an investor owns.

Immediate dilution

An early-stage company typically sells its securities to its founders and early employees (collectively, “Founders”) at very low prices because, in most cases, they provide services to the business but are not paid market wages. Likewise, when a business is seeking financing to begin or continue its operations, the prices at which it may sell its securities to early investors, often family members or friends, are low (collectively, we refer to private placement investors as the “Private Placement Investors”). Later in its development, when the business seeks cash investments from new, unrelated investors, like you and the investors in our first Regulation CF offering (the “2019 Regulation CF Investors”), the new investors often pay a higher price for their securities than the price paid by the Founders and the Private Placement Investors. Each currently outstanding Class A Share and Class B Share, have the same economic rights. This means that the book value for each Class A Share you purchase is diluted because the book value per share of all the Class A Shares and Class B Shares is the same, but you paid more for your Class A Shares than the Founders paid for their Class B Shares, or the Private Placement Investors and the 2019 Regulation CF Investors paid for their Class A Shares.

The tables below compare the price that investors in this offering will pay for their Class A Shares assuming the sale of 25%, 50%, 75% and 100% of the Class A Shares we are offering, with the effective cash price paid for Class A Shares and Class B Shares by the Founders, the Private Placement Investors and the 2019 Regulation CF Investors. The Private Placement Investors are combined into one group in the dilution tables below which reflect the total number of shares purchased by the Private Placement Investors, and the average price per share paid by each in connection with their purchase of common stock or conversion of promissory notes into common stock. The table following the dilution tables under the heading “Private Placement Investors”, shows the total number of shares issued at each price to the Private Placement Investors and the effective consideration received by us.

The table below assumes the sale of all Class A Shares for $0.55 per share, we are offering in our concurrent Regulation CF offering, and that all of the Class A Shares are purchased at the full price in this offering and does not reflect investments made by investors entitled to a bonus shares (effectively a discount), who will pay less for the same stake in the company. See “Plan of Distribution -- Discounted Price for StartEngine OWNers.”

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100% or $4,999,999.95

	Shares Purchased		Total Consideration		Avg Price
	Number	Percent	Amount	Percent	Per Share
Founders	21,915,317	39.096%	$270.00	0.003%	$0.0000
Private Placement Investors(1)	17,170,003	30.630%	$1,101,103.00	13.364%	$0.0641
Regulation CF Investors (2019)	5,934,121	10.586%	$1,068,142.00	12.964%	$0.1800
Regulation CF Investors (2020)	1,945,454	3.471%	$1,069,999.70	12.986%	$0.5500
Regulation A Investors	9,090,909	16.218%	$4,999,999.95	60.683%	$0.5500
TOTAL	56,055,804	100.000%	$8,239,514.65	100.000%	$0.1470

75% or $3,749,999.55

	Shares Purchased		Total Consideration		Avg Price
	Number	Percent	Amount	Percent	Per Share
Founders	21,915,317	40.740%	$270.00	0.004%	$0.0000
Private Placement Investors(1)	17,170,003	31.918%	$1,101,103.00	15.754%	$0.0641
Regulation CF Investors (2019)	5,944,444	11.051%	$1,068,142.00	15.282%	$0.1797
Regulation CF Investors (2020)	1,945,454	3.617%	$1,069,999.70	15.309%	$0.5500
Regulation A Investors	6,818,181	12.675%	$3,749,999.55	53.652%	$0.5500
TOTAL	53,793,399	100.000%	$6,989,514.25	100.000%	$0.1299

50% or $2,499,999.70

	Shares Purchased		Total Consideration		Avg Price
	Number	Percent	Amount	Percent	Per Share
Founders	21,915,317	42.537%	$270.00	0.005%	$0.0000
Private Placement Investors(1)	17,170,003	33.326%	$1,101,103.00	19.185%	$0.0641
Regulation CF Investors (2019)	5,944,444	11.538%	$1,068,142.00	18.610%	$0.1797
Regulation CF Investors (2020)	1,945,454	3.776%	$1,069,999.70	18.643%	$0.5500
Regulation A Investors	4,545,454	8.823%	$2,499,999.70	43.558%	$0.5500
TOTAL	51,520,672	100.000%	$5,739,514.40	100.000%	$0.1114

25% or $1,249,999.85

	Shares Purchased		Total Consideration		Avg Price
	Number	Percent	Amount	Percent	Per Share
Founders	21,915,317	44.500%	$270.00	0.006%	$0.0000
Private Placement Investors(1)	17,170,003	34.864%	$1,101,103.00	24.526%	$0.0641
Regulation CF Investors (2019)	5,944,444	12.070%	$1,068,142.00	23.792%	$0.1797
Regulation CF Investors (2020)	1,945,454	3.950%	$1,069,999.70	23.833%	$0.5500
Regulation A Investors	2,272,727	4.615%	$1,249,999.85	27.843%	$0.5500
TOTAL	49,247,945	100.000%	$4,489,514.55	100.000%	$0.0912

There is no accurate way to predict who will invest or how many bonus shares an investor may be entitled to and how that will impact dilution.  Investors not entitled to bonus shares will pay $0.55 a share, while investors entitled to bonus shares will pay approximately $0.50 (assuming maximum allotment of bonus shares).  Assuming every investor was entitled to bonus shares in this offering, the dilutive impact on the average price per share for all stockholders would be approximately $0.0023.

The table above, includes 90,763 Class A Shares issuable to certain Private Placement Investors upon the conversion of the principal amount of outstanding Convertible Notes in the aggregate principal amount of $30,000, and a warrant issued to a Private Placement Investor to purchase 590,459 Class A Shares which have an exercise price of $0.01 per share.

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Private Placement Investors

The table below reflects the total number of shares issued to the Private Placement Investors at each price and the total consideration paid:

Exemption Relied Upon	Class A Shares		Price Per Share	Amount Raised
Regulation D	3,391,837		$0.0087	$29,545
Regulation D	1,880,000		$0.0106	$20,000
Regulation D	3,640,000		$0.0250	$91,020
Regulation D	1,245,000		$0.0852	$106,041
Regulation D	2,963,271		$0.0956	$268,082
Regulation D	590,459	(1)	$0.0799	$53,418
Regulation D	1,165,473		$0.0959	$105,438
Regulation D	449,669		$0.1276	$54,241
Regulation D	1,069,940		$0.1916	$204,999
Regulation D	70,000		$0.2237	$15,662
Regulation D	45,000		$0.2222	$10,000
Regulation D	30,000		$0.2231	$6,692
Regulation D	200,000		$0.2265	$45,296
Regulation D	220,000		$0.2273	$50,000
Regulation D	118,591		$0.0905	$10,729
Regulation D	90,763	(2)	0.32987	$29,940

(1)	Does not include warrants to purchase 590,459 Class A Shares for $0.01 per share, issued in connection with the issuance of the Class A Shares.
(2)	Shares underlying principal amount of Convertible Promissory Notes issued between January and February 2020.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares of common stock or securities convertible into shares of common stock. In other words, when the company issues more securities, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares, or other equity securities in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014, Ben invests $20,000 in shares that represent 2% of a company valued at $1 million.

•	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Ben now owns only 1.3% of the company but his stake is worth $200,000.

•	In June 2015, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Ben now owns only 0.89% of the company and his stake is worth only $26,660.

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This type of dilution might also happen upon conversion of convertible notes, stock options or warrants into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do because they get more shares for their money.

We currently have three outstanding Convertible Promissory Notes in the aggregate principal amount of $30,000, the principal and interest of which shall automatically convert into Class A Shares upon the closing of an equity financing resulting in gross proceeds to us, of at least $250,000, at a conversion price equal to the quotient of $15 million divided by the aggregate number of shares of our common stock outstanding, on a fully diluted basis, immediately prior to the initial closing of such financing. As of March 1, 2020, there was approximately, $32,800 outstanding under the Convertible Notes, convertible into approximately 100,000 shares of common stock, assuming the sale of the initial $250,000 in Class A Shares in this offering. There is also an outstanding warrant to purchase 668,688 shares of Class A Common Stock having an exercise price of $0.001 per share.

If you are making an investment expecting to own a certain percentage of the company or expecting each Class A Share to hold a certain amount of value, it’s important to realize how the value of the Class A Shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION

Plan of Distribution

We are offering a maximum of 9,090,909 Class A Shares on a “best efforts” basis.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is three years from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by us in our sole discretion.

The cash price per share of the Class A Shares is $0.55.

We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us. Following the Offering, the Company shall be subject to the reporting requirements pursuant to Rule 257(b).

We have engaged StartEngine Primary LLC (“StartEngine Primary”) a broker-dealer registered with the SEC and a member of FINRA, to perform brokerage services in accordance with a posting agreement dated May 29, 2020 (“Posting Agreement”) on a best efforts basis. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at https://www.startengine.com/. This offering circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

In addition, the company has engaged an affiliate of StartEngine Primary, StartEngine Crowdfunding, Inc. (“StartEngine CF”), to perform administrative and technology-related functions in connection with this offering on its platform, as well as Prime Trust LLC to carry out escrow services as escrow agent (“Escrow Agent”).

Commissions and Discounts

The following table shows the total discounts and commissions payable to StartEngine Primary in connection with this offering:

Per Share
Public Offering Price	$0.55
Placement Agent Commissions	$0.0220
Proceeds, before expenses, to us	$0.5280

The table above does not reflect the cash commissions of 2%, to be paid by the investors.

Other Terms

In addition to the commission described above, we will also pay an advance of $10,000 to StartEngine Primary. This fee will be used for the purposes of undertaking a due diligence and compliance review. In addition, each investor shall pay a cash commission to StartEngine Primary on sales of securities into states in which it is registered, equal to the lesser of 2% of the amount invested and $300.

StartEngine Primary may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If StartEngine Primary provides services to us after this offering, we may pay StartEngine Primary fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine”), an affiliate of StartEngine Primary, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine will assist with the facilitation of credit and debit card payments through the Online Platform. We shall reimburse StartEngine for the following expenses (i) $2 per domestic investor for anti-money laundering checks, and $5 for United Kingdom investors, (ii) any applicable fees for fund transfers (ACH $1.00 / wires $15.00), (iii) all credit card charges charged to StartEngine by its credit card processor (typically 3.5%), (iv) escrow agent fees charged to StartEngine by third party escrow agents, and (v) fees charged in connection with chargebacks or payment reversals.

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Escrow Agent

We have entered into an Escrow Services Agreement with Prime Trust LLC (the “Escrow Agent”), which can be found in Exhibit 8.1 to the Offering Statement of which this offering circular is a part. Investor funds will be held by the Escrow Agent pending a closing or the termination of the offering. All subscribers will be instructed by us or our agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. We may terminate the offering at any time for any reason at our sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

Prime Trust is not participating as an underwriter or placement agent or sales agent of this Offering and will not solicit any investment in us, recommend our securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of Prime Trust’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of us or this Offering. All inquiries regarding this Offering or escrow should be made directly to us.

For its services, Escrow Agent will receive an escrow cash management fee in the amount of 1% of the funds held in escrow prior to any closing, not to exceed $3,400.

No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum number of shares must be sold before a closing can occur. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to us.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, we will accept tenders of funds to purchase whole shares. We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time we accept funds transferred from the Escrow Agent is defined as a “Closing.” The funds tendered by potential investors will be held by the Escrow Agent and will be transferred to us at each Closing.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Class A Shares in this offering, you should complete the following steps:

1.	Go to the company’s page on www.startengine.com/ and click on the “Invest Now” button;
2.	Complete the online investment form;
3.	Deliver funds directly by wire, debit card, credit card or electronic funds transfer via ACH to the specified account;
4.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;
5.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a Subscription Agreement.

Potential investors will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision.

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StartEngine Primary will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement and receipt of an investor’s funds, and will not instruct the Escrow Agent to release an investor’s funds, until the investor has provided all required information.

When we request a disbursement through StartEngine's portal, StartEngine will review the disbursement request to confirm that funds can be closed upon and the bank account information is accurate, and then notify the Escrow Agent to release the funds to our bank account.

All funds tendered (by wire, debit card, credit card or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt) by investors will be deposited into an escrow account at the Escrow Agent for the benefit of the company. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at the Escrow Agent.

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, we have not set a maximum period of time to decide whether to accept or reject a subscription.

If a subscription is rejected, or StartEngine receives a request from us or the investor to cancel the subscription prior to the applicable Closing, as soon as the funds invested have cleared the bank, StartEngine will process the cancelation, and the funds will generally be returned within 10 business days.

Upon acceptance of a subscription, the company will send a confirmation of such acceptance to the subscriber.

Upon confirmation that an investor’s funds have cleared, the company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Discounted Price for StartEngine OWNers

Certain shareholders of StartEngine CF referred to as OWNers, will receive 11 shares for every 10 shares they purchase in this offering and thus pay an effective price of $0.50 per share, a discount of over 9%. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share. To be eligible for the bonus, an investor must have subscribed for StartEngine CF shares within the last 12 months prior to investing in this offering, and must continue to hold a minimum number of StartEngine CF shares. StartEngine CF will determine whether an investor qualifies as an OWNer. We will absorb the cost of the issuance of the issuance of the bonus shares; to the extent any are issued, it will reduce the proceeds that we will receive. No consideration was paid by either StartEngine CF or us for participation in the OWNers’ bonus program.

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Investor Perks

To encourage participation in the Offering, we are providing specific perks for investors who purchase a minimum of 455 shares in this Offering. Additional perks are available for purchases of a greater number of shares. The company is of the opinion that these perks do not have any cash value and do not alter the sales price or cost basis of the securities in this offering. Instead, the perks are a “thank you” to investors that help the company achieve its mission. However, it is recommended that investors consult a tax professional to fully understand any tax implications of receiving any perks before investing. The table below presents the investment level to receive the stated perk:

Investment Amount	Rewards
$250.00	Silver Tier • Access to PopCom Investor Meet & Greet in a US City, as and when scheduled* • Access to exclusive PopCom Investor Facebook Group
$500.00	Gold Tier • Everything in the Silver Tier • Shout out on Instagram
$2,500	Platinum Tier • Everything in the Gold Tier • Recognition on Popcom Website
$5,000	Emerald Tier • Everything in the Platinum Tier • Permanent recognition on Popcom showroom wall
$10,000	Diamond Tier • Everything in the Emerald Tier • 2 VIP Tickets to PopCom Investor Summit in Columbus, Ohio, and dinner with executive management (currently planned for the fourth quarter of 2020)*

*Transportation and lodging not included.

Transfer Agent

The company has engaged StartEngine Secure, LLC, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis. StartEngine Secure, LLC, is an affiliate of StartEngine Crowdfunding and StartEngine.

Provisions of Note in Our Subscription Agreement

Our subscription agreement includes a forum selection provisions that requires any claim against the company based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of Ohio. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted this provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including claims under federal securities law. By signing the subscription agreement, the investor warrants that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

USE OF PROCEEDS

We estimate that, at a per share price of $0.55, the net proceeds from the sale of the 9,090,909 Class A Shares in this Offering will be approximately $4,662,250, after deducting the estimated offering expenses of approximately $377,750 (including, payment to StartEngine and other Offering expenses).

The table below shows the estimated net proceeds we would receive from this offering assuming the sale of 25%, 50%, 75% and 100% of the Class A Shares we are offering. There is no guarantee that we will be successful in selling any of the Class A Shares we are offering.

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	25%	50%	75%	100%
Class A Shares Sold	2,272,727	4,545,454	6,818,181	9,090,909
Gross proceeds	1,249,999.85	2,499,999.70	$3,749,999.55	$4,999,999.95
Offering expenses	213,687.49	268,374.99	$323,062	$377,750
Net proceeds to the company	$1,036,312.36	$2,231,624.71	$3,426,937.07	$4,622,249.95

The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Class A Shares we are offering. All amounts listed below are estimates.

	25%	50%	75%	100%
R&D and Production	$310,893.71	$669,487.41	$1,028,081.12	$1,386,674.99
Marketing and Sales	$414,524.94	$892,649.89	$1,370,774.83	$1,848,899.98
Customer Service and Support	$207,262.47	$446,324.94	$685,387.41	$924,449.99
Working Capital	$103,631.24	$223,162.47	$342,693.71	$462,225.00
TOTAL	$1,036,312.36	$2,231,624.71	$3,426,937.07	$4,622,249.95

We reserve the right to change the above use of proceeds if management believes it is in our best interests.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans, assumptions we have made regarding the industry, general economic conditions and our future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that we do not raise the entire amount we are seeking, then we may attempt to raise additional funds through private offerings of our securities or by borrowing funds. We do not have any committed sources of financing

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OUR BUSINESS

This discussion should be read in conjunction with the other sections of this Offering Circular, including "Risk Factors," "Use of Proceeds," “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Financial Statements attached and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Offering Circular. We have developed a proprietary kiosk and an accompanying software platform, that allows brands and retailers to, among other things, sell and/or dispense their products and track and improve revenue through, such features as demographic ad targeting, advanced payment features, inventory management, and sales tracking and data analytics. We use computer vision, facial recognition, and machine learning to collect customer data at the point of sale or order, including customer age, gender, emotion and engagement. In addition to selling our kiosks to brands and retailors and licensing them our software platform on a subscription basis, we intend to license our proprietary API to third party kiosk and vending machine manufacturers to incorporate the functionality of our software into their existing and new machines. Our mission is to equip entrepreneurs and brands with ready retail solutions that allow rapid retail expansion, incredible customer experiences, and powerful sales data. We do not intend to operate or dispense products from our kiosks.

We also plan to leverage third party blockchain technology that will allow for the secure management of customer data and enable the compliant sale of regulated products including cannabis, pharmaceuticals, tobacco, gaming products and alcohol from vending machines and kiosks.

The Industry

Retail Self-Service Automation

Automation is at the heart of a colossal shift in the retail paradigm, and in the midst of this phenomenon, deemed the “Retail Apocalypse”, the self-service retail industry is exploding (https://www.cbinsights.com/research/retail-apocalypse-survival-technology-trends). In fact, over two-thirds of retail customers now prefer to self-serve and over 100 million people purchase goods and services from vending machines or kiosks each day in the U.S (http://www.balancedforlife.net/pdf/About%20Vending.pdf). According to Forbes.com, 70% of all retail decision makers are ready to adopt the internet of things to improve customer experience.

Personalized Retail Experience

While the majority of consumers enjoy added convenience and lower friction transactions, data also suggests that a personalized retail experience is still of great value in the buying process (https://hbr.org/2015/03/how-self-service-kiosks-are-changing-customer-behavior). Retailers, in the midst of reaping billion-dollar savings from self-service in the form of extremely low operating costs and 24/7 commerce, must address the need for personalized customer experiences without the help of humans at the point-of-sale. Hence, the arrival of smart vending machines was heralded, and had a compounded annual growth rate of 49% between 2010 and 2016 (https://www.cbinsights.com/research/retail-apocalypse-survival-technology-trends/).

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The worldwide market for Vending Machine is expected to reach $5.4 billion by 2023, growing at 15.8% CAGR during that period (https://www.kbvresearch.com/global-vending-machine-market/).

Regulated Retail Industries

We define the Regulated Retail Economy as the system by which consumers and retailers interface with government-regulated goods which require identification, sales compliance and supply chain information. Concerns regarding the security of personally identifiable information, computer vision reliability, and compliance tracking have deterred many automated retail innovators from entering the space. We intend to leverage advancements in blockchain, decentralization, and smart contracts to introduce a solution that puts private consumer data back into the hands of consumers and ensures retailers stay compliant with government regulators for every transaction. The regulated industries in which we currently are planning on deploying our products include cannabis, pharmaceutical, alcohol, tobacco and lottery.

Our Solutions

PopShop Kiosks

Our PopShop Kiosks incorporate computer vision, facial recognition, and machine learning to collect customer data at the point of sale, including customer age, gender, emotion and engagement. The PopShop Kiosks incorporate touchscreen technology, tamper-proof product storage, an HD display for the delivery of highly targeted advertising and content, include two cameras, and dispense products. Our software also enables advanced payment features such as credit card and mobile device payments. Our solution provides customer analytics, inventory data and sales reports that are accessible to retailers and brands through the cloud, as well as live reports and inventory alerts. Our data analytics capabilities permit our retailer and brand customers to test and track the performance of advertisements and promotions that bring consumers to the PopShop Kiosk. These metrics are made accessible via internet connectivity and a real-time dashboard that enables operators to make crucial decisions on venue selection, machine placement, advertising, promotions, product sampling, and more, and include the following:

•	Crowd intelligence: Customer dwell time and engagement metrics.
•	Sales journey metrics: Click through and conversion rates on product listings, promotions and up-sells.
•	Demographics and sentiment metrics: Anonymous age, gender and emotional sentiment analysis.
•	Identity and biometrics: Method to securely verify age and identity for Restricted Product sales.

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With respect to Regulated Products, each product will exist within the context of a smart contract that contains the necessary information about which compliance oracle to send a request for approval. We will submit the necessary information to ensure the retailer is not selling to someone who is underage or has already purchased the legal amount, and if the sale is approved, sales data is recorded, and the product is dispensed.

PopCom Kiosks

Our PopCom Kiosks are manufactured by third parties and branded with our logo. PopCom Kiosks incorporate our software, and have similar functionality as the PopShop Kiosk, except, do not dispense products.

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PopCom API

We have developed the PopCom API which vending and kiosk manufacturers and operators can incorporate into both new and existing kiosks and vending machines, which will enable them to incorporate the functionality of our software into such machines.

Sales and Marketing

We plan to sell our kiosks to brands and retail partners to deploy in high traffic areas such airports, malls, conference facilities, college campuses, and to market and license the PopCom API to kiosk and vending machine manufacturers and operators. Our target market includes the following:

•	Retailers and brands seeking a new direct to customer distribution solution to sell and sample products and/or generate leads using vending machines and kiosks, and
•	Licensed regulated retailers (e.g. Cannabis dispensaries, pharmacies, etc) seeking an automated solution to dispense products while remaining regulatory compliant.

We currently have an internal sales team that has a strong pipeline of customers, that have been secured through trade show attendance, speaking engagements and sales presentations. We receive sales leads generated by our CEO’s thought leadership in national published reports in the automated retail industry and countless media features. We also receive leads generated from our website. We are working on strategic partnerships with vending machine and kiosk manufacturers to license our PopCom API.

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Our business plan contemplates selling our PopShop Kiosks and PopCom Kiosks to brands and retailers, for a retail price of approximately $20,000, and $8,000, respectively. We also intend to charge a monthly subscription fee for our PopCom API. As currently contemplated, the base monthly subscription fee will be $400.00.

We plan on charging $250.00 to retrofit existing kiosks and vending machines with our software, and plan on securing a third party vending company to perform such installations. We also plan on charging subscription fees of $250.00 per month for data and analytics.

Manufacturing and Development

We have designed our PopShop Kiosk with the assistance of a third party development firm pursuant to various agreements which have been completed. The fully functional prototype is complete, and we are currently negotiating with manufacturers for full production. We officially displayed our prototype in January 2020, at the Consumer Electronics Show, and we are currently taking deposits from customers. Our API is in test staging and fully working on our prototype kiosks, however, we are still actively developing new features.

Employees

We currently have one full time employee and 6 full-time independent contractors. We also have engaged a software development firm that has developed and continues to develop the PopCom API.

Competition

We face competition from various entities in the vending machine and kiosk industry such as Zoom Systems/SWYFT, and new startups are continually launching in the marketplace. Many of these competitors have substantially greater financial resources than we have, and we may not be able to compete with them.

Property

Our corporate headquarters are located in Columbus, Ohio, where we have entered into a 12 month lease for 1,100 square feet of office, showroom and warehouse space located at 997 N Fourth Street in Columbus, Ohio, for $2200 per month.

Legal Proceedings

We are not involved in any litigation, and our management is not aware of any pending or threatened legal actions relating to our intellectual property, conduct of our business activities, or otherwise, except for a dispute with a former vendor over a 2017 services agreement, for which we believe our maximum exposure is $9,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our predecessor-in-interest, Shoe Vending International, LLC, was formed as an Ohio limited liability company on October 1, 2012, and converted into Solutions Vending International, Inc., a Delaware corporation, on March 7, 2017. Our headquarters are located in Columbus, Ohio. We are an automated retail technology company with a software solution for self-service retail.

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Results of Operation

We have not yet generated any revenue.

Twelve Months Ended December 31, 2019 Compared to Twelve Months Ended December 31, 2018

Operating Expenses

For the fiscal year ending December 31, 2019, our operating expenses were $924,279, consisting of $257,831 for research and development expenses, $55,836 for sales and marketing expenses, and $610,612 for general and administrative costs For the fiscal year ending December 31, 2018, our operating expenses were $711,045, consisting of $218,170 for research and development expenses, $48,952 for sales and marketing expenses, and $443,923 for general and administrative costs. The increases in our operating expenses during fiscal 2019, primarily resulted from adding additional team members and increased development costs.

Loss from Operations

For the fiscal year ending December 31, 2019 we had an operating loss of $924,279, compared to an operating loss of $739,708 for the fiscal year ending December 31, 2018.

Other Expenses

For the fiscal year ending December 31, 2019 we had interest and other expenses of $8,231, compared to interest and other expenses of $28,663 for the fiscal year ending December 31, 2018.

Net Loss

For the fiscal year ending December 31, 2019 we had a net loss of $932,510, compared to a net loss of $739,708, for the fiscal year ending December 31, 2018.

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Liquidity and Capital Resources

Since our inception, we have raised over $2,000,000 through various securities offerings, which we have used for operations, including, $1,070,000 from a Regulation CF Campaign we conducted in 2019. As of December 31, 2019, we had $53,723 in cash, compared to $0 as of December 31, 2018.

As of December 31, 2019, we had total liabilities in the amount of $81,707, compared to $778,039 in total liabilities as of December 31, 2018. The decrease in total liabilities, primarily resulted from the conversion of outstanding convertible promissory notes into Class A Shares.

As of March 1, 2020, and excluding the proceeds of this offering and our concurrent Regulation CF offering, we have sufficient operating capital for approximately three (3) months.

We will incur significant additional costs in finalizing the development of our kiosks and PopCom API, and in production, marketing, sales and customer service, and intend to continue to fund our operations through funds received from this Offering and our concurrent Regulation CF offering in which we may sell up to 1,945,454 Class A Shares for $0.55 per share, plus any bonus shares that may be issued in connection therewith. We may also engage in additional debt and/or equity financings as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. Accordingly, our independent auditors report includes a paragraph regarding substantial doubt about our ability to continue as a going concern.

Debt

We currently have a $25,000 revolving line of credit with Silicon Valley Bank, the balance of which is $15,000.

We currently have three outstanding Convertible Promissory Notes in the aggregate principal amount of $30,000, which accrue interest at a rate of 8% per annum, and which are due and payable between January and February 2022. All principal and interest that accrues thereon, shall automatically convert into Class A Shares upon the closing of an equity financing resulting in gross proceeds to us, of at least $250,000.

Plan of Operations

Throughout 2020, we intend to continue to focus on sales, events, and marketing, and finalizing the development of our hardware and Popcom API. We anticipate that we will need approximately $1,235,000 in addition to our current cash on hand, to complete our milestones as outlined below.

Estimated Completion Date	Task	Estimated Cost

• Q3 - 2020

•  Manufacture 30 PopShop Kiosks, CE certification, and product full scale manufacturing tooling.

•   Purchase 2 kiosks for software integration and delivery to The Netherlands for the cannabis kiosk pilot

•  Complete development of PopCom API for regulated products/blockchain/ID verification

		$450,000 $30,000 $50,000

	• Hire head of Sales for lead management • Hire Chief Financial Officer • Manufacture 30 additional PopShop Kiosks • Attend national trade shows (CES, NRF,NAMA)	$120,000 $100,000 $360,000 $50,000

• Q-2 2021	• Develop refrigeration and weatherization for PopShop Kiosks	$75,000

The extent to which we will be able to complete the milestones outlined above is dependent upon the funds raised in this offering. If we do not raise a sufficient amount of funds in this offering, we may not incur all the costs or complete all the milestones outlined above.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees

Dawn Dickson	Chief Executive Officer, Secretary, Chief Financial Officer and Director	41	October 2012 – Present	Full Time

Dan Rockwell	Chief Technology Officer	50	April 2018 – Present	35 hours

Brian Brackeen	Director	41	November 2019 - Present	N/A

Alexa McCulloch	Director	50	November 2019 - Present	N/A

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such. There are no family relationships between any director or executive officer.

Dawn Dickson, has served as a director, Chief Executive Officer, Chief Financial Officer and Secretary, since our inception in April 2017, and served as the sole manager of Shoe Vending International, LLC, our predecessor-in-interest, from its inception in October 2012, through our conversion into a Delaware corporation in April 2017. Ms. Dickson has also served as the sole manager of Flat Out of Heels, LLC, a women's footwear product company since February 2011. Ms. Dickson is a serial entrepreneur with over 18 years in business development. Ms. Dickson has received numerous awards and accolades for her business savvy and pitching skills taking home top prize in many national pitch competitions. As an entrepreneur, Ms. Dickson has been invited to speak on numerous panels and workshops and featured in countless media outlets including Forbes, Huffington Post, Essence Magazine, Ebony.com, Women 's World Daily, CNBC/Yahoo, MSNBC and on the cover of Black Enterprise. Ms. Dickson received her B.A. in Journalism from The Ohio State University and studied information technology at DeVry University. Additionally, Ms. Dickson was selected to participate in some of the nation’s top accelerator programs for entrepreneurs including the NewME (San Francisco), Canopy Boulder (Boulder, Colorado), Techstars (Los Angeles), Brinc (Hong Kong) and is recognized as one of the nation’s top entrepreneurs on the rise.

Dan Rockwell, has served as our Chief Technology Officer since April 2018, and oversees the development of our software. Between February 2009 and the present, he has also served as Chief Executive Officer of Big Kitty Labs, LLC, a digital software agency. Born on the roots of rapid prototyping and Startup Weekends, Mr. Rockwell is a source of inspiration and creation in the startup ecosystem in Central Ohio, and has worked with numerous startups and fortune 500 companies. Having a knack for ideas and building concepts came to him first while working at Lextant, a design research firm where he conceived and built numerous research tools. It was at this time the early roots of Big Kitty were planted, along the way Ohio State University recommended him to help monetize software intellectual property which through his efforts led to over 8 startup companies in four years. He is often a speaker at Startup Weekend, Give Back Hack and related tech startup events.

Brian Brackeen, has served as a director since November 2019.  Between January 2019 and the present he has served as Managing Partner for Lightship Capital, an inclusion focused venture fund servicing underrepresented, early stage businesses, where he is responsible for fund operations and leads the AI development team.  Prior to Lightship, Mr. Brackeen founded the globally recognized Miami-based face recognition innovator, Kairos Inc., where he served as Chief Executive Officer and a director between January 2012 and June 2019.  His leadership saw the company selected by Wall Street Journal as one of the top 25 startups in the country, and drove growth within the company and the facial recognition space— positioning Kairos alongside tech giants like Microsoft and Face++ as one of the world’s foremost face recognition software providers.  Prior to founding Kairos, Mr. Brackeen served as a Senior Project Manager for Apple Inc. before moving on from his position as Senior Managing Consultant at IBM.

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Alexa McCulloch, has served as a director since November 2019.  From October 2018 to October 2019, Ms. McCulloch served as Chairman and Chief Executive Officer of NetCloak Inc., a cybersecurity enterprise SaaS company.  From October 2016 to May 2019, she was Board Director and Treasurer of Pacific Heart, Lung, and Blood Institute. From December 2009 to April 2014, Ms. McCulloch was publicly appointed as Independent Director of Central London Community Healthcare NHS Trust, a $5 billion British entity where she served as chair of both the Finance and the Risk committees.  Previously, she served as Chief Executive Officer and Director of Grandeye Ltd., a UK-based manufacturer of IOT cameras, where she led the successful turnaround and sale to Singapore-based Creative Technology Ltd. (SGX: C76).   Ms. McCulloch was a Founding Partner at Circle Health (LON: CIRC), Europe's largest healthcare partnership and leading UK healthcare company. Ms. McCulloch’s commercial strengths draw from her experiences as an investment banker with Goldman Sachs, and as an aerospace engineer for Hughes Space and Communications and The Aerospace Corporation.   Ms. McCulloch holds an MBA from Harvard Business School, an MS and BS in Aerospace Engineering, and an MS in Mechanical Engineering from the University of Michigan.  She has served as mentor and advisor for Techstars since April 2017.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below reflects the annual compensation of each of the three highest paid persons who were executive officers or directors, during the fiscal year ended December 31, 2019:

Name	Capacities in which compensation received	Cash Compensation		Other Compensation		Total Compensation
Dawn Dickson(1) 997 N Fourth Street Columbus, OH 43201	Chief Executive Officer, Chief Financial Officer, Secretary and Director	$67,181		0		$67,181

Dan Rockwell(2) 997 N Fourth Street Columbus, OH 43201	Chief Technology Officer	$40,000	(3)	$20,000	(4)	$60,000

(1)	We are a party to an employment agreement with Ms. Dickson dated June 24, 2019, pursuant to which she receives monthly compensation of $5,500, plus $1,500 per month for corporate housing.

(2)	We are party to a Statement of Work and CTO Retainer Agreement with Big Kitty Labs dated February 26, 2020, pursuant to which we have agreed to pay Big Kitty Labs $5,000 per month. Mr. Rockwell serves as the Chief Executive Officer and owner of Big Kitty Labs.

(3)	Funds paid to Big Kitty Labs, LLC, for which Mr. Rockwell is the Chief Executive Officer and owner.

(4)	Issuance of 104,385 shares of common stock based on a price per share of $0.1916.

The directors do not receive any compensation for their service as directors.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our outstanding Class B Common Stock (which are our only voting securities) as of April 30, 2020, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding common stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership		Amount and nature of beneficial ownership acquirable	Percent of class
Class B Common Stock	Dawn Dickson 1521 Alton Road #592 Miami Beach, FL 33139	20,000,000	(1)	0	100%

Class B Common Stock	All directors and officers as a group (1 person)	20,000,000	(1)	0	100%

(1)	Class B Shares held by Dawn Dickson Living Trust, for which Ms. Dickson serves as the sole trustee.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In 2019, we entered into a Statement of Work with Big Kitty Labs LLC, which is owned and managed by Dan Rockwell, our Chief Technology Officer, pursuant to which Big Kitty Labs agreed to develop portions of our software solution. We paid Big Kitty Labs $164,715 during 2019, $40,000 of which constituted compensation for Mr. Rockwell’s service as our Chief Technology Officer and the balance of which constituted payment for the development services provided by Big Kitty Labs.

On February 26, 2020, we entered into a Statement of Work and CTO Retainer Agreement with Big Kitty Labs, pursuant to which we have agreed to pay Big Kitty Labs $5,000 per month in exchange for the services of Mr. Rockwell and Big Kitty Labs.

In 2018, Dawn Dickson, our Chief Executive Officer, Chief Financial Officer, Secretary and a director, transferred 5,000,0000 shares of Class B Common Stock held by her back to us.

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SECURITIES BEING OFFERED

In this Offering, we are offering to investors Class A Common Stock.

Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.0001 per share, of which 40,000,000 shares are designated as “Class A Common Stock” (the “Class A Shares”) and 20,000,000 shares are designated as “Class B Common Stock” (the “Class B Shares,” and sometimes together with the Class A Shares, the “Common Stock”). As of January 1, 2020, we had 24,928,678 Class A Shares outstanding, and 20,000,000 Class B Shares outstanding. There is also an outstanding warrant to purchase 590,459 shares of Class A Common Stock having an exercise price of $0.01 per share. We also have three outstanding Convertible Promissory Notes in the aggregate principal amount of $30,000, which were issued between January 2020 and February 2020, which accrue interest at a rate of 8% per annum, the principal and interest of which is convertible into Class A Shares at a conversion price of approximately $0.33 per share. We are also currently offering 1,945,454 Class A Shares for sales in a concurrent Regulation CF Offering.

The rights of holders of our Common Stock are governed by our Certificate of Incorporation. Our Certificate of Incorporation may be amended by our Board of Directors and by the vote of the holders of a majority of the outstanding Class B Shares, to increase the number of authorized shares of Common Stock, or the authorized number of shares of any class of Common Stock and there is no limit on the number of shares of Common Stock, or any class of Common Stock, that may be authorized and issued. The Board of Directors, with the approval of the holders of the Class B Shares, may also amend the Certificate of Incorporation to create one or more series of preferred stock that have rights, preferences and privileges senior to the rights, preferences and privileges of the Common Stock.

The holders of Common Stock, regardless of class, will be entitled to receive pro rata dividends, if any, declared by our Board of Directors out of legally available funds, based on the number of shares of Common Stock that they hold, bears to the total number of outstanding shares of Common Stock, however, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future. In the event of our voluntary or involuntary liquidation, dissolution or winding up, our merger or consolidation which results in a change of control, a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by us of all or substantially all of our assets, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future, the resulting consideration shall be distributed among the holders of shares of Common Stock, regardless of class, pro rata based on the number of shares of Common Stock held by each such holder.

The holders of Class B Shares are entitled to one vote per share. The holders of Class A Shares have no voting rights, except as provided under Delaware law, which include the right to vote on an amendment to our Certificate of Incorporation if the amendment would increase or decrease the par value of the Class A Shares, or alter or change the powers, preferences, or special rights of the Class A Shares, so as to affect them adversely.

The holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

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SOLUTIONS VENDING INTERNATIONAL, INC.

FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2019 AND 2018

To the Board of Directors of

Solutions Vending International, Inc.

Miami, Florida

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of Solutions Vending International, Inc., which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solutions Vending International, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matters

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not generated revenues or profits since inception, has negative cash flows from operations, has sustained net losses of $932,510 and $739,708 in the years ended December 31, 2019 and 2018, respectively, has an accumulated deficit of $2,165,369 as of December 31, 2019, holds limited liquid assets to satisfy its obligations as they come due with $53,723 of cash held of December 31, 2019, and had a working capital deficit of $27,984 as of December 31, 2019. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

April 20, 2020

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

SOLUTIONS VENDING INTERNATIONAL, INC.

BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$53,723	$-
Total assets	$53,723	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Bank overdraft	$-	$400
Accounts payable	4,197	25,549
Accrued expenses and other current liabilities	62,510	262,090
Promissory notes payable	15,000	30,000
Convertible promissory notes payable, current portion	-	310,000
Total current liabilities	81,707	628,039
Convertible promissory notes payable	-	150,000
Total liabilities	81,707	778,039

Commitments and contingencies (Note 10)

Stockholders' equity (deficit):
Class A common stock, $0.0001 par value; 300,000,000 shares designated as of December 31, 2019 and 2018, 24,928,678 and 12,070,317 shares issued and outstanding as of December 31, 2019 and 2018, respectively	2,493	1,207
Class B common stock, $0.0001 par value; 200,000,000 shares designated as of December 31, 2019 and 2018, 20,000,000 shares issued and outstanding as of December 31, 2019 and 2018	2,000	2,000
Additional paid-in capital	2,132,892	451,613
Accumulated deficit	(2,165,369)	(1,232,859)
Total stockholders' equity (deficit)	(27,984)	(778,039)
Total liabilities and stockholders' equity (deficit)	$53,723	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

SOLUTIONS VENDING INTERNATIONAL, INC.

STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2019	2018
Net revenue	$-	$-
Cost of net revenue	-	-
Gross profit	-	-

Operating expenses:
Research and development	257,831	218,170
Sales and marketing	55,836	48,952
General and administrative	610,612	443,923
Total operating expenses	924,279	711,045

Loss from operations	(924,279)	(711,045)

Other income (expense):
Interest expense	(8,231)	(28,663)
Total other income (expense), net	(8,231)	(28,663)

Provision for income taxes	-	-
Net loss	$(932,510)	$(739,708)

Weighted average common shares outstanding -
basic and diluted	40,436,172	35,480,824
Net loss per common share - basic and diluted	$(0.02)	$(0.02)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

SOLUTIONS VENDING INTERNATIONAL, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

							Total
	Class A		Class B		Additional		Stockholders'
	Common Stock		Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balances at December 31, 2017	10,731,000	$1,073	25,000,000	$2,500	$208,192	$(493,151)	$(281,386)
Common stock donations	(1,380,000)	(138)	(5,000,000)	(500)	-	-	(638)
Conversion of SAFE and convertible promissorynote agreements	1,810,000	181	-	-	233,510	-	233,691
Common shares issued for services	706,317	71	-	-	6,302	-	6,373
Issuance of restricted common shares	203,000	20	-	-	3,609	-	3,629
Net loss	-	-	-	-	-	(739,708)	(739,708)
Balances at December 31, 2018	12,070,317	1,207	20,000,000	2,000	451,613	(1,232,859)	(778,039)
Issuance of common shares pursuant to Reg CF offering, net of issuance costs	5,934,121	593	-	-	930,472	-	931,065
Issuance of common shares in connection with anti-dilution rights	66,837	7	-	-	12,024	-	12,031
Conversion of convertible promissory notes	5,287,463	529	-	-	494,481	-	495,010
Issuance of common shares pursuant to private placement memorandum	965,555	97	-	-	184,903	-	185,000
Common shares issued for services	104,385	10	-	-	19,990	-	20,000
Issuance of restricted common shares	500,000	50	-	-	39,409	-	39,459
Net loss	-	-	-	-	-	(932,510)	(932,510)
Balances at December 31, 2019	24,928,678	$2,493	20,000,000	$2,000	$2,132,892	$(2,165,369)	$(27,984)

See Independent Auditors’ Report, and accompanying notes, which are an integral part of these financial statements.

SOLUTIONS VENDING INTERNATIONAL, INC.

STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(932,510)	$(739,708)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	59,459	10,002
Changes in operating assets and liabilities:
Bank overdraft	(400)	400
Accounts payable	(21,352)	13,672
Accrued expenses and other current liabilities	(164,570)	242,466
Net cash used in operating activities	(1,059,373)	(473,168)
Cash flows from financing activities:
Proceeds from convertible promissory note agreements	-	195,000
Repayment of promissory notes payable	(15,000)	-
Proceeds from issuance of common shares pursuant to Reg CF offering, net of issuance costs	943,096	-
Proceeds from issuance of common shares pursuant to private placement memorandum	185,000	-
Net cash provided by financing activities	1,113,096	195,000
Net increase (decrease) in cash and cash equivalents	53,723	(278,168)
Cash and cash equivalents at beginning of period	-	278,168
Cash and cash equivalents at end of period	$53,723	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$1,500	$-

Supplemental disclosure of non-cash financing activities:
Conversion of convertible notes payable and accrued interest into common stock	$495,010	$166,999
Conversion of SAFE agreements into common stock	$-	$66,692
Common stock donations	$-	$638

See Independent Auditors’ Report, and accompanying notes, which are an integral part of these financial statements.

SOLUTIONS VENDING INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Shoe Vending International, LLC (the “Company”) was a limited liability company organized under the laws of Ohio on October 1, 2012. On March 7, 2017, the Company converted to a Delaware corporation under the name Solutions Vending International, Inc. (refer to Note 6) doing business as Popcom (“Popcom”). The Company is an automated retail technology company providing software and hardware solutions for self-service retailers. The Company is headquartered in Miami, Florida.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated revenues or profits since inception, has sustained net losses of $932,510 and $739,708 for the years ended December 31, 2019 and 2018, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2019 and 2018. As of December 31, 2019, the Company had an accumulated deficit of $2,165,369, holds limited liquid assets to satisfy its obligations as they come due with $53,723 of cash held of December 31, 2019, and had a working capital deficit of $27,984 as of December 31, 2019. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Stock Split

On November 8, 2018, the Company effected a 5,000-for-1 forward stock split (50,000-for-1 forward split, and 10-for-1 reverse split netting to 5,000-for-1 forward split) of its authorized, designated, issued and outstanding common shares. Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2019 and 2018, all of the Company's cash and cash equivalents were held at one and two accredited financial institutions, respectively.

SOLUTIONS VENDING INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. To date, no revenue has been recognized.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expense for the years ended December 31, 2019 and 2018 amounted to approximately $34,500 and $6,700, respectively, which is included in sales and marketing expense.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Concentrations

The Company is dependent on third-party vendors to supply products for research and development. In particular, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations; however, the Company believes there are acceptable substitute vendors that can be utilized longer-term.

SOLUTIONS VENDING INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Stock-Based Compensation

The Company measures stock-based compensation based on the fair value of its common stock on the date of the agreement. The Company uses the Black-Scholes option-pricing model to determine the fair value of warrants.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2019 and 2018, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of December 31, 2019 and 2018 are as follows:

	Year Ended
	December 31,
	2019	2018
Convertible promissory notes*	-	5,287,463
Warrants**	590,459	590,459
Total potentially dilutive shares	590,459	5,877,922

*Convertible notes' potential shares are calculated based on principal and accrued interest, Company's capitalization, applicable valuation cap and applied at the 20% discount per the note agreements.  Represents the amount of shares converted into in 2019.  See Note 5 for more information.

**Warrants' potential shares are calculated based on the potential shares of the investor's convertible note. See Note 7 for more information. The 2018 numbers have been updated from prior period presentation as the estimated number of shares are now known.

SOLUTIONS VENDING INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact on its financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees. The accounting remains different for attribution, which represents how the equity-based payment cost is recognized over the vesting period, and a contractual term election for valuing nonemployee equity share options. ASU 2018-07 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018 with early adoption permitted. The Company has adopted this standard effective January 1, 2019.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company has adopted this standard effective January 1, 2019.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2019	2018
Accrued personnel costs	$30,841	$65,735
Accrued professional and consulting fees	14,794	122,500
Accrued interest	4,875	33,155
Refund liability	-	33,200
Customer deposits	12,000	7,500
	$62,510	$262,090

5.	DEBT

Promissory Notes Payable

In 2013, the Company issued two unsecured promissory notes for an aggregate principal amount of $30,000. The notes bear interest at 5% per annum. In April 2019, one note was fully repaid. The outstanding note matured in 2013 and is in default as of December 31, 2019. Accrued interest payable on these notes were $4,875 and $8,563 as of December 31, 2019 and 2018, respectively. Interest expense of $982 and $1,500 was recorded on these notes for the years ended December 31, 2019 and 2018, respectively.

SOLUTIONS VENDING INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

Convertible Promissory Notes Payable

From July to December 2017, the Company issued five convertible promissory notes (“2017 Notes”) for an aggregate principal amount of $425,000. The notes are subject to automatic conversion upon a qualified equity financing in excess of $250,000 (excluding the conversion of the notes or other convertible securities including Simple Agreements for Future Equity (“SAFE”)). Upon a qualified financing, the outstanding principal and any unpaid accrued interest shall automatically convert at a conversion price equal to the lesser of (i) 80% of the price paid per share for such shares, or (ii) the price (the “valuation cap”) equal to the quotient of $3,000,000 divided by the dilutive common shares outstanding (assuming full conversion and/or exercise of all convertible and/or exercisable securities then outstanding including the Company’s shares reserved for future issuance under the Company’s equity incentive plans, but excluding SAFE agreements). In the event that a qualified equity financing does not occur prior to the notes’ respective maturity dates, the notes are convertible into shares of the Company’s common stock at conversion price equal to the quotient of $2,000,000 divided by the dilutive common shares outstanding (excluding SAFEs). Upon a sale of the Company, the Company will pay the holder the greater of a) the principal and accrued interest, or b) the amount the holder would be entitled to receive if the note had converted into shares of common stock at a conversion price equal to the quotient of $2,000,000 divided by the dilutive common shares outstanding. The 2017 Notes have a 2-year term maturing in 2019. The notes bear interest at 5% per annum and accrued interest payable on these notes was $17,600 as of December 31, 2018.

From March to September 2018, the Company issued three convertible promissory notes (“2018 Notes”) for an aggregate principal amount of $195,000. The 2018 Notes are subject to the same conversion provisions as the 2017 Notes, however, one note with a principal amount of $50,000 is subject to a $4,000,000 valuation cap. The 2018 Notes have a 2-year term maturing in 2020. The notes bear interest from 5% - 8% per annum and accrued interest payable on these notes were $6,992 as of December 31, 2018.

During the year ended December 31, 2018, the Company converted $160,000 in principal amounts, plus accrued interest, into 1,515,000 shares of Class A common stock. The notes were converted under the terms of the amended conversion agreements.

During the year ended December 31, 2019, the Company converted the remaining $460,000 in outstanding principal, plus accrued interest of $35,010, into 5,287,463 shares of Class A common stock, in accordance with the automatic conversion features triggered by the closing of the Regulation CF offering discussed in Note 6.

Future Equity Obligations

From late 2016 through October 2017, the Company entered into four SAFE agreements for an aggregate purchase amount of $66,692, including a 2016 refund liability of $6,692 which was converted into a SAFE in 2017. The agreements, which provide the right of the investors to future equity in the Company, are subject to a valuation cap of $3,000,000. If there is a preferred equity financing before the instrument expires or is terminated, the Company will automatically issue to the investors a number of shares of Safe Preferred Stock equal to the purchase amount divided by the Conversion Price. The Conversion Price is equivalent to a) the Safe Price, defined as the valuation cap divided by the number of dilutive shares outstanding, or b) the Discount Price, which is the price per share of the Standard Preferred Stock sold multiplied by the discount rate of 80%; whichever calculation results in a greater number of shares of Safe Preferred Stock.

If there is a liquidation event before the expiration or termination of the SAFE agreement, the investor will at its option either a) receive a cash payment equal to the purchase amount or b) automatically receive from the Company a number of shares of common stock equal to the purchase amount divided by the Liquidity Price ($3,000,000 valuation cap dividend by the number of dilutive shares outstanding), if the investor fails to select the cash option. Thereafter the SAFE agreement will terminate. In connection with a cash payment through a liquidity event, if there are not enough funds to pay the investors and holders of the SAFE agreements in full, funds will be distributed pro-rata and based on the purchase price and the remaining amounts will be covered with common stock equal to the remaining unpaid purchase price divided by the liquidity event. In a dissolution event, SAFE Agreement holders will be paid out of remaining assets prior to holders of the Company's capital stock.

During the year ended December 31, 2018, all SAFE agreements were converted into 295,000 shares of common stock under the amended conversion agreements.

6.	STOCKHOLDERS’ EQUITY (DEFICIT)

Limited Liability Company to Corporation Conversion

As of December 31, 2016, the Company had 96 Class A and 46 Class B membership units outstanding for total members’ contributed capital of $91,020. Upon the conversion to a corporation on March 7, 2017, the membership units were converted to 4,753,000 Class A and 25,000,000 Class B common shares, respectively, and $88,045 in additional paid-in capital.

Common Stock

As of December 31, 2019, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue a total of 500,000,000 shares of common stock, $0.0001 par value, of which 300,000,000 shares are designated as Class A common stock and 200,000,000 shares are designated as Class B common stock after various amendments in 2017 and 2018.

SOLUTIONS VENDING INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

The Class A common stock have no voting rights. Each holder of Class B common stock will be entitled to one vote for each share of Class B common stock held. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, assets of the Company available for distribution shall be distributed to common shareholders pro rata based on the number of shares held.

In November 2018, three shareholders donated a total of 6,380,000 common shares, or 20% of their outstanding shares, back to the Company. No consideration was received or provided in relation to this transaction.

During the year ended December 31, 2018, the Company issued 706,317 shares of Class A common stock as compensation for services performed. Of the total fair value of $6,373, $3,383 was included in research and development expense and $2,990 was included in general and administrative expense in the statements of operations.

During the year ended December 31, 2018, the Company issued 1,810,000 shares of Class A common stock pursuant to conversion of SAFE and convertible promissory note agreements.

In April 2019, the Company completed a Regulation CF offering and issued an aggregate of 5,934,121 shares of Class A common stock for total proceeds of $1,068,142, or $0.18 per share. The Company incurred issuance costs of $125,045, receiving net proceeds of $943,096. Concurrently with the Regulation CF offering, the Company converted the remaining outstanding convertible promissory notes into 5,287,463 shares of Class A common stock.

Concurrently with the Regulation CF offering, an existing investor was issued 66,837 shares of Class A common stock for no additional compensation due to anti-dilution protection terms. The fair value of $12,031 was treated as issuance costs incurred in connection the equity financing, and therefore was recorded to additional paid-in capital.

From April through June 2019, the Company issued 965,555 shares of Class A common stock pursuant to a private placement memorandum for gross proceeds of $185,000, or $0.19 per share.

In June 2019, the Company issued 104,385 shares of Class A common stock to an individual for services performed. The fair value of $20,000 was included in research and development expense in the statements of operations.

Restricted Common Stock

During the years ended December 31, 2019 and 2018, the Company granted 500,000 and 203,000 restricted shares of Class A common stock, respectively. The Company recorded stock-based compensation expense of $39,459 and $3,629 in the statements of operations for the year ended December 31, 2019 and 2018, respectively, utilizing the respective grant-date fair values of each share issuance. As of December 31, 2019 and 2018, 703,000 and 406,000 shares were non-vested, respectively. Total unrecognized compensation cost related to non-vested restricted common stock amounted to $51,904 as of December 31, 2019, which will be recognized over a weighted-average remaining period of 10 months.

7.	WARRANTS

In December 2017, the Company issued a convertible promissory note to an investor for $50,000 (included in 2017 Notes per Note 5). The Company received an additional $50,000 from this investor pursuant to a grant agreement. Per the terms of the grant agreement, the grant was contingent on the execution of the promissory note agreement and a separate warrant agreement. The warrant agreement grants the investor a warrant to purchase up to an additional $50,000 of the fully diluted equity interests of the Company at a purchase price of $0.01 per share (“exercise price”) for a term of ten years. The number of equity interests that the investor shall receive is equal to the number of shares which the related promissory note is convertible into (see Note 5 for related conversion terms on the promissory note, which based on the conversion of this note in 2019, was 590,459 shares).

8.	INCOME TAXES

As of December 31, 2019 and 2018, the Company had net deferred tax assets before valuation allowance of $410,165 and $225,605, respectively. The deferred tax assets were a result of the Company’s net operating loss carryforwards.

SOLUTIONS VENDING INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the year ended December 31, 2019, cumulative losses through December 31, 2019, and no history of generating taxable income. Therefore, valuation allowances of $410,165 and $225,605 were recorded as of December 31, 2019 and 2018, respectively. During the year ended December 31, 2019, deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 21.0 percent.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2019 and 2018, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $1,886,863 and $774,771, respectively, which may be carried forward and will begin to expire in 2036 in varying amounts.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2017-2019 tax years remain open to examination.

9.	RELATED PARTY TRANSACTIONS

In 2013, the Company issued a promissory note of $15,000 to one of the founders. As of December 31, 2019 and 2018, the principal and accrued interest are still outstanding (Note 5). The founder held both Class A and B membership units which were converted into shares of Class A common stock in 2017.

In 2018, the CEO donated 5,000,000 shares of Class B common stock back to the company. The other founder donated 910,000 shares of Class A common stock.

In 2019, we entered into a Statement of Work with Big Kitty Labs LLC, which is owned and managed by Dan Rockwell, our Chief Technology Officer, pursuant to which Big Kitty Labs agreed to develop portions of our software solution. We paid Big Kitty Labs $164,715 during 2019, $40,000 of which constituted compensation for Mr. Rockwell’s service as our Chief Technology Officer and the balance of which constituted payment for the development services provided by Big Kitty Labs.

10.	COMMITMENTS AND CONTINGENCIES

Lease Agreements

In January 2018, the Company entered into an operate lease for office space. The agreement is a month-by-month lease for monthly rent of $500.

In August 2019, the Company entered into a new operating lease for office space. The agreement is a month-by-month lease for monthly rent of $1,867.

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

In January 2018, a former employee made claims against the Company in connection with his employment from February to July 2017. In February 2018, the parties entered into a settlement agreement and the Company paid $5,000 to the former employee. The lawsuit was later dismissed in August 2018 and the Company does not owed any other monies to the former employee.

The Company is currently in an open dispute with a former vendor over a 2017 services agreement. The maximum estimated exposure is $9,000 has not been recorded in the financial statements due to the uncertainty of the outcome.

11.	SUBSEQUENT EVENTS

In 2020, the Company entered into three convertible promissory notes for an aggregate principal amount of $30,000.

In January 2020, the Company amended and restated its certificate of incorporation to reduce the authorized number of common shares to 60,000,000 shares, of which 40,000,000 shares are designated as Class A common stock and 20,000,000 shares are designated as Class B common stock.

On February 26, 2020, we entered into a Statement of Work and CTO Retainer Agreement with Big Kitty Labs, a related party, pursuant to which we have agreed to pay Big Kitty Labs $5,000 per month in exchange for the services of Mr. Rockwell and Big Kitty Labs.

Management has evaluated subsequent events through April 20, 2020, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

Part III

EXHIBITS

1.1	Posting Agreement with StartEngine Crowdfunding, Inc.*

2.1	Certificate of Incorporation*

2.2	Amended and Restated Certificate of Incorporation*

2.3	Second Amended and Restated Certificate of Incorporation*

2.4	First Amendment to Second Amended and Restated Certificate of Incorporation*

2.5	Second Amendment to Second Amended and Restated Certificate of Incorporation.*

2.6	Third Amendment to Second Amended and Restated Certificate of Incorporation.*

2.7	Bylaws*

4.1	Form of Subscription Agreement*

6.1	StartEngine Secure Services Agreement*

6.2	Employment Agreement with Dawn Dickson*

6.3	Statement of Work with Big Kitty Labs, LLC*

6.4	Services Agreement with StartEngine Crowdfunding, Inc.*

8.1	Escrow Services Agreement*

11.1	Consent of Artesian CPA, LLC.*

12.1	Opinion of Kawa Foad.*

13.1	Test the Waters Materials.*

*Filed herewith

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 21, 2020.

SOLUTIONS VENDING INTERNATIONAL, INC.

By	/s/ Dawn Dickson
	Title:	Chief Executive Officer/Principal Executive Officer

/s/ Dawn Dickson
Dawn Dickson, Chief Financial Officer
(Principal Financial Officer, Principal Accounting Officer)

/s/ Dawn Dickson
Dawn Dickson, Director

/s/ Brian Brackeen
Brian Brackeen, Director

/s/ Alexa McCulloch
Alexa McCulloch, Director

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